Exhibit 10.2

COOPERATION AND SETTLEMENT AGREEMENT

This Cooperation and Settlement Agreement (this “Agreement”), effective as of June 13, 2024 (the “Effective Date”), is entered into by and among AmeriServ Financial, Inc., a Pennsylvania corporation (“AmeriServ”), and Driver Opportunity Partners I LP (“Driver Partners”), a Delaware limited partnership, Driver Management Company LLC, and J. Abbott R. Cooper (each, a “Driver Party” and collectively, the “Driver Parties”). AmeriServ and the Driver Parties are collectively referred to herein as the “Parties,” and each of AmeriServ and the collective Driver Parties, a “Party.” Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 17 herein.

WHEREAS, as of the Effective Date, the Driver Parties directly or indirectly beneficially own an aggregate of 628,003 shares of common stock, par value $0.01 per share, of AmeriServ (the “Common Stock”, and such shares of Common Stock directly or indirectly beneficially owned by the Driver Parties, the “Purchased Shares”);

WHEREAS, on December 9, 2022, Driver Partners filed a lawsuit (the “Books and Records Litigation”) in the United States District Court for the Western District of Pennsylvania (the “District Court”) and styled Driver Opportunity Partners I, LP v. AmeriServ Financial, Inc., No. 3:22-cv-237, seeking inspection of certain books and records under Section 1508 of the Pennsylvania Business Corporation Law of 1988, as amended, which lawsuit is currently pending;

WHEREAS, on January 17, 2023, Driver Partners submitted to AmeriServ a notice (the “2023 Shareholder Nomination Notice”) regarding its intent to nominate Mr. Cooper and two (2) other individuals for election to the AmeriServ Board of Directors (the “Board”) at AmeriServ’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”);

WHEREAS, by letters dated January 31, 2023 and March 15, 2023, AmeriServ, through its counsel, delivered deficiency letters to Driver Partners relating to the 2023 Shareholder Nomination Notice;

WHEREAS, on March 29, 2023, Driver Partners filed a lawsuit (the “2023 Annual Meeting Litigation”) in the District Court and styled Driver Opportunity Partners I, LP v. J. Michael Adams, et. al, No. 3:23-cv-56, relating to the 2023 Annual Meeting and seeking, among other things, declaratory and injunctive relief preventing AmeriServ from rejecting the 2023 Shareholder Nomination Notice, enjoining the 2023 Annual Meeting from going forward until after the merits of the case were decided, and declaring that the defendant Board members breached their fiduciary duties;

WHEREAS, on May 22, 2023, the District Court denied Driver Partners’ motion for preliminary injunction in the 2023 Annual Meeting Litigation and, on December 20, 2023, dismissed Driver Partners’ amended complaint relating to the 2023 Annual Meeting with prejudice;

WHEREAS, on January 5, 2024, Driver Partners filed an appeal of the orders of the District Court in the 2023 Annual Meeting Litigation with the United States Court of Appeals for the Third Circuit (the “Third Circuit Appeal”) and styled Driver Opportunity Partners I, LP v. J. Michael Adams, et. al, No. 24-1050, which appeal is currently pending;

WHEREAS, on January 26, 2024, AmeriServ filed a counterclaim against Driver Partners and a third-party complaint against Mr. Cooper in the Books and Records Litigation alleging tortious interference with contract in connection with a separation agreement between AmeriServ and one of its former senior executives (the “Counterclaim and Third-Party Complaint”), which claims are currently pending and which claims Driver Partners and Mr. Cooper have continued to deny;

WHEREAS, on January 31, 2024, Driver Partners submitted to AmeriServ a notice (the “2024 Shareholder Nomination Notice”) regarding its intent to nominate Mr. Cooper and two (2) other individuals to the Board at AmeriServ’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) and to submit six (6) proposals (the “Driver Proposals”) for consideration by shareholders at the 2024 Annual Meeting;

WHEREAS, by letter dated February 23, 2024, AmeriServ, through its counsel, delivered a deficiency letter to Driver Partners relating to the 2024 Shareholder Nomination Notice;

WHEREAS, on April 12, 2024, Driver Partners filed a lawsuit (the “2024 Annual Meeting Litigation”) in the District Court and styled Driver Opportunity Partners I, LP v. J. Michael Adams, et. al, No. 3:24-cv-00080, relating to the 2024 Annual Meeting and seeking, among other things, declaratory and injunctive relief preventing AmeriServ from rejecting the 2024 Shareholder Nomination Notice, enjoining the 2024 Annual Meeting from going forward, and declaring that the defendant Board members breached their fiduciary duties, which lawsuit is currently pending;

WHEREAS, AmeriServ and the individual defendants in the 2023 Annual Meeting Litigation, the 2024 Annual Meeting Litigation, and the Books and Records Litigation (collectively, the “Litigation”) have denied and continue to deny all of Driver Partners’ allegations of wrongdoing and of any entitlement to relief in these legal proceedings;

WHEREAS, AmeriServ has agreed to repurchase the Purchased Shares pursuant to that certain executed Stock Purchase Agreement, dated as of June 13, 2024 (the “Stock Purchase Agreement”) by and between AmeriServ and Driver Partners; and

WHEREAS, AmeriServ and the Driver Parties now wish to settle the claims related to the Litigation and the Counterclaim and Third-Party Complaint, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Governance Matters. AmeriServ shall not be required to submit any proposals to be considered by shareholders at the 2024 Annual Meeting other than those approved by the Board. For the avoidance of doubt, nothing in this Section 1 shall obligate AmeriServ to nominate or in any way put forth any specific Person or Persons for election to the Board.

2. Withdrawal of Proxy Contest and Related Matters. As of the Effective Date, the Driver Parties hereby irrevocably agree to take all necessary actions to immediately:

(a)  withdraw or rescind, as applicable, the 2024 Shareholder Nomination Notice (with this Agreement deemed to evidence such withdrawal or recission) and any and all related materials and notices submitted to AmeriServ in connection therewith or related thereto and any solicitation materials concerning the foregoing or otherwise related to the 2024 Annual Meeting and filed by or on behalf of the Driver Parties with the U.S. Securities and Exchange Commission (the “SEC”) or furnished to shareholders of AmeriServ, and to not take any further action in connection with the solicitation of proxies in connection with the 2024 Shareholder Nomination Notice and/or the Driver Proposals (with this Agreement deemed to evidence such withdrawal);

(b)  withdraw any demand or request for a copy of AmeriServ’s list of shareholders or its other books and records pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or under any statutory or regulatory provisions of the Commonwealth of Pennsylvania providing for shareholder access to books and records (including, without limitation, lists of shareholders) of AmeriServ (with this Agreement deemed to evidence such withdrawal);

(c)  cease any and all solicitation and other activities in connection with the 2024 Annual Meeting;

(d)  modify, disable, and not permit to be re-enabled any websites that the Driver Parties directly or indirectly maintain, and delete or disable any other social media posts and accounts over which they have control (including, without limitation, any posts made to any accounts on LinkedIn, Facebook, Instagram, TikTok, Snapchat, X (formerly known as Twitter), and YouTube), in each case with respect to their solicitation efforts and/or campaigns with respect to AmeriServ or the 2024 Annual Meeting.

3. Mutual Non-Disparagement.

(a)  Each Driver Party agrees that, from and at all times after the Effective Date, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including, without limitation, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of AmeriServ or any of its Representatives (including, without limitation, in each case, its current and former directors, officers, and employees), or any of its or their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(b)  AmeriServ hereby agrees that, from and at all times after the Effective Date, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including, without limitation, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of any Driver Party or any of its respective Representatives (including, without limitation, in each case its current and former principals, directors, officers, and employees), or any of its or their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(c)  Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any Governmental Authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Parties at least four (4) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 3, and reasonably consider any comments of such other Party. The Parties agree and acknowledge that neither this Section 3 nor any other provision of this Agreement shall apply to any testimony given by any Party in connection with any legal proceedings that are not prohibited by this Agreement, including, without limitation, AmeriServ Financial, Inc. v. Jack Babich, No. 3:23-cv-SLH (the “Babich Litigation”).

(d)  The limitations set forth in Sections 3(a) and 3(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 3(a) and 3(b), if such statement by the other Party was made in breach of this Agreement, and any such response shall not be deemed to be a breach of this Agreement by the responding Party.

(e)  For the avoidance of doubt, the limitations set forth in Sections 3(a) and 3(b) apply to all communications, including, without limitation, any filings made in connection with Section 10 of this Agreement.

4. Voluntary Dismissal of the Litigation. In consideration of the terms set forth in this Agreement, including, without limitation, the releases set forth in Section 6:

(a)  Driver Partners shall voluntarily dismiss the Third Circuit Appeal, the 2024 Annual Meeting Litigation, and the Books and Records Litigation in their entireties and with prejudice as to all defendants.

(b)  AmeriServ shall voluntarily dismiss the Counterclaim and Third-Party Complaint in its entirety and with prejudice with respect to all defendants.

(c)  The Parties will file such dismissal requests (collectively, the “Dismissals”) with the relevant courts within two (2) business days of the Effective Date.

(d)  The Dismissals will provide that each Party shall bear its own costs, and will include no admission of any factual or legal matter concerning any issue in the Litigation or in the Driver Parties’ involvement with AmeriServ, or of any liability one to the other.

5. No Further Litigation.

(a)  The Driver Parties covenant and agree that, from and at all times after the Effective Date, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other Person to threaten, initiate or pursue, any lawsuit, claim, or proceeding (including, without limitation, commencing, encouraging, or supporting any derivative action in the name of AmeriServ or any class action against AmeriServ or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any Governmental Authority (collectively, “Legal Proceedings”) against AmeriServ or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Driver Parties or any of their Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Driver Parties or any of their Representatives; provided, further, that, in the event that the Driver Parties or any of their Representatives receives such Legal Requirement, the Driver Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to AmeriServ. In any such Legal Proceeding permitted under this Section 5(a) by the Driver Parties against AmeriServ or any of its Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

(b)  AmeriServ covenants and agrees that, from and at all times after the Effective Date, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other Person to threaten, initiate or pursue, any Legal Proceedings on claims arising out of any facts known to AmeriServ as of the Effective Date against any of the Driver Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent AmeriServ or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, AmeriServ or any of its Representatives; provided, further, that nothing in this Section 5(b) shall preclude AmeriServ from conducting reasonable discovery or requiring the attendance at any evidentiary hearing or trial of any Driver Parties in connection with any legal proceedings that are not prohibited by this Agreement, including, without limitation, the Babich Litigation currently pending in the District Court, so long as such discovery or attendance at any hearing or trial is otherwise in conformity with controlling law and so long as AmeriServ promptly reimburses the relevant Driver Party for its reasonable and out-of-pocket costs and expenses thereto, including, without limitation, the time of Mr. Cooper, provided, that such reimbursement shall not exceed $10,000 in the aggregate; provided, further, that, in the event AmeriServ or any of its Representatives receives such Legal Requirement, AmeriServ shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Driver Parties, as applicable. In any such Legal Proceeding permitted under this Section 5(b) by the Driver Parties against AmeriServ or any of its Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

6. Releases.

(a)  As of the Effective Date, AmeriServ, for itself and on behalf of AmeriServ’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, and successors and assigns of any such Person, permanently, fully, and completely releases, acquits, and discharges the Driver Parties, and their respective joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, and successors and assigns of any such Person jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that AmeriServ has had, now has, or may have against any of the Driver Parties collectively, jointly or severally, at any time prior to and including the Effective Date, including, without limitation, any and all claims arising out of or in any way whatsoever related to (i) the facts and allegations asserted in the Litigation, or (ii) the Driver Parties’ involvement with AmeriServ.

(b)  As of the Effective Date, the Driver Parties, and each of them, permanently, fully and completely release, acquit and discharge AmeriServ, and AmeriServ’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such Person (in each case, and in their capacities as such) (collectively, AmeriServ’s Affiliates”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Driver Parties or any of them, for themselves or itself, and on behalf of their joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, and successors and assigns of any such Person, have had, now have, or may have against any of AmeriServ and/or AmeriServ’s Affiliates, collectively, jointly or severally, at any time prior to and including the Effective Date, including, without limitation, any and all claims arising out of or in any way whatsoever related to (i) the facts and allegations asserted in the Litigation, or (ii) the Driver Parties’ involvement with AmeriServ.

(c)  The Parties each acknowledge that as of the time of the Effective Date, the Parties may have claims against one another that a Party does not know or suspect to exist in their or its favor, including, without limitation, claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the releases set forth in this Section 6. In connection with such any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, the Parties acknowledge that they, or any of them, may (including, without limitation, after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the releases set forth in this Section 6, but it is the intention of the Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have one against another, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, bargained-for element to this Agreement and the releases that are part of it.

(d)  The releases provided for in this Section 6 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the releases provided for in this Section 6 are not intended to, and do not, extend to any Party’s obligations under this Agreement.

7. Standstill.

(a)  From and at all times after the Effective Date, each Driver Party shall not, and shall cause its respective Representatives to not, directly or indirectly:

(i)  make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to some or all of the Common Stock, or some or all of the material assets of AmeriServ or any of its subsidiaries, (B) any form of restructuring, recapitalization, or similar transaction with respect to AmeriServ or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Voting Securities, whether or not such transaction involves a Change of Control of AmeriServ;

(ii)  engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of AmeriServ (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)  purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, without limitation, beneficial ownership) of any securities of AmeriServ, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of AmeriServ;

(iv)  advise, encourage, or influence any Person with respect to the disposition of any securities of AmeriServ;

(v)  take any action in furtherance of or make any proposal or request that such Driver Party knows, or should reasonably expect to know, constitutes or would result in: (A) advising, controlling, changing, or influencing any director or employee of AmeriServ, including, without limitation, any plans or proposals to change the number or terms of AmeriServ directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs, or practices or dividend policy of AmeriServ, (C) any other material change in AmeriServ’s management, business, or corporate structure, (D) seeking to have AmeriServ waive or make amendments or modifications to the Bylaws or the Articles of Incorporation, or other actions that may impede or facilitate the acquisition of control of AmeriServ by any Person, (E) causing a class of securities of AmeriServ to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of AmeriServ to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act and the rules promulgated thereunder;

(vi)  communicate with shareholders of AmeriServ or others pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act;

(vii)  act, including, without limitation, by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence AmeriServ’s shareholders, management, or the Board with respect to AmeriServ’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any director in any manner;

(viii)  engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of AmeriServ’s securities;

(ix)  sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by each Driver Party or any of its Representatives;

(x)  call or attempt to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;

(xi)  attempt to, or knowingly encourage or advise any Person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to AmeriServ or seek, encourage or take any other action with respect to the election or removal of any directors;

(xii)  form, join, maintain or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security;

(xiii)  demand a copy of AmeriServ’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the Commonwealth of Pennsylvania providing for shareholder access to books and records (including, without limitation, lists of shareholders) of AmeriServ;

(xiv)  make any request or submit any proposal to amend or waive the terms of this Section 7 other than through non-public communications with AmeriServ that would not trigger public disclosure obligations for any Party;

(xv)  engage any private investigations firm or other Person to investigate any of AmeriServ’s directors or officers;

(xvi)  disclose in a manner that could reasonably be expected to become public any intent, purpose, plan, or proposal with respect to any AmeriServ director or AmeriServ’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets, or this Agreement that is inconsistent with the provisions of this Agreement; or

(xvii)  enter into any discussions, negotiations, agreements, or understandings with any Person with respect to any action the Driver Parties are prohibited from taking pursuant to this Section 7, or advise, assist, knowingly encourage, or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b)  From and at all times after the Effective Date, each Driver Party shall refrain from taking any actions which could have the effect of encouraging, assisting, or influencing other shareholders of AmeriServ or any other Persons to engage in actions which, if taken by such Party, would violate this Agreement.

(c)  From and at all times after the Effective Date, each of the Driver Parties agrees not to, and to cause their respective Representatives to not, comment publicly about any AmeriServ director or AmeriServ’s management, policies, strategy, operations, financial results, or affairs or any transactions involving AmeriServ or any of its subsidiaries, except as expressly permitted by this Agreement.

8. Representations and Warranties of AmeriServ. AmeriServ represents and warrants to the Driver Parties that (a) AmeriServ was duly formed and is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and AmeriServ has the corporate power and authority to execute this Agreement and to bind itself thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by AmeriServ, constitutes a valid and binding obligation and agreement of AmeriServ, and is enforceable against AmeriServ in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by AmeriServ does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which AmeriServ is a party or by which it is bound.

9. Representations and Warranties of the Driver Parties. Each Driver Party jointly and severally represents and warrants to AmeriServ and its Representatives that (a) if such Driver Party is an entity, it was duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, this Agreement has been duly and validly authorized, executed and delivered by such Driver Party, and constitutes a valid and binding obligation and agreement of such Driver Party, enforceable against such Driver Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for each Driver Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Driver Party associated with that signatory’s name, and to bind such Driver Party to the terms hereof and thereof, and (c) the execution, delivery and performance of this Agreement by the Driver Party does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

10. SEC Filings.

(a)  AmeriServ shall file with the SEC a Current Report on Form 8-K to report its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The disclosures contained in the Form 8-K relating to this Agreement shall be consistent with the terms of this Agreement.

(b)  The Driver Parties shall not make any public statements related to this Agreement that would violate this Agreement.

11. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue indefinitely unless terminated in accordance with one of the following provisions: (a) the Driver Parties may terminate this Agreement if AmeriServ commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) calendar days after receipt by AmeriServ from the Driver Parties specifying the material breach, or, if impossible to cure within fifteen (15) calendar days, that AmeriServ has not taken any substantive action to cure within such fifteen (15) calendar day period; and (b) AmeriServ may terminate this Agreement if any of the Driver Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) calendar days after receipt by such Driver Party from AmeriServ specifying the material breach, or, if impossible to cure within fifteen (15) calendar days, that such Driver Party has not taken any substantive action to cure within such fifteen (15) calendar day period. In the event AmeriServ terminates this Agreement pursuant to clause (b), the provisions of Sections 3, 5, and 7, and Section 14 through Section 24 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement occurring prior to such termination.

12. Settlement Payment and Expenses; No Admission. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, except that AmeriServ shall, within three (3) business days following the filing by the Driver Parties of the dismissals contemplated by Section 4, pay to the Driver Parties, in settlement of the Litigation, and in exchange for the releases from the Driver Parties set forth in Section 6(b), a sum calculated as follows: $3,257,305.70 minus (ii) the aggregate amount paid by AmeriServ for the Purchased Shares under the Stock Purchase Agreement. Nothing in this Agreement, including, without limitation, this Section 12, shall constitute an admission of any wrongdoing or liability by either Party one to the other in connection with the Litigation or the Driver Parties’ involvement with AmeriServ.

13. No Other Discussions or Arrangements. The Driver Parties represent and warrant that, as of the Effective Date, except as disclosed to AmeriServ in writing prior to the Effective Date, (a) none of the Driver Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Driver Parties have entered into, directly or indirectly, any agreements or understandings with any Person (other than their own respective Representatives) with respect to any potential transaction involving AmeriServ or the voting or disposition of any securities of AmeriServ.

14. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania. Any controversy or claim between the Parties arising out of or relating to this Agreement or its formation (and including, without limitation, any question of arbitrability) shall be first submitted to mediation, such mediation to be completed within no more than sixty (60) days; provided, however, that any such controversy or claim between the Parties arising out of or relating to this Agreement or its formation (and including, without limitation, any question of arbitrability) that cannot be resolved by mediation shall be resolved by binding arbitration conducted by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules in effect at the time such controversy or claim is submitted to arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

15. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Specific Performance. Notwithstanding Section 14 above, each of the Parties acknowledges and agrees that irreparable harm to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 16 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

17. Certain Definitions. As used in this Agreement:

(a)  “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, for the avoidance of doubt, Persons who become Affiliates subsequent to the Effective Date;

(b)  “Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of AmeriServ, as may be further amended from time to time;

(c)  “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, without limitation, for the avoidance of doubt, Persons who become Associates subsequent to the Effective Date;

(d)  “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(e)  “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(f)  “Bylaws” shall mean AmeriServ’s Amended and Restated Bylaws, as may be further amended from time to time;

(g)  a “Change of Control” transaction shall be deemed to have taken place if (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of AmeriServ representing more than twenty-five percent (25%) of the equity interests and voting power of AmeriServ’s then-outstanding equity securities or (ii) AmeriServ enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction AmeriServ’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h)  “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of AmeriServ, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including, without limitation, any such transaction with a Third Party that is submitted for a vote of AmeriServ’s shareholders;

(i)  “Governmental Authority” shall mean any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), and any court of competent jurisdiction, including, without limitation, the SEC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and the respective staffs thereof;

(j)  “other Parties” shall mean, with respect to AmeriServ, any of the Driver Parties; and with respect to any of the Driver Parties, AmeriServ;

(k)  “Person” or “Persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, any other entity of any kind, structure or nature, and any Governmental Authority;

(l)  “Representative” shall mean a Person’s Affiliates and Associates and its and their respective directors, officers, employees, personnel, partners, members, managers, consultants, auditors, legal or other advisors, agents and other representatives (in each case in their capacities as such);

(m)  a “Third Party” shall mean any Person who is not (i) a Party, (ii) a member of the Board, (iii) an officer of AmeriServ, or (iv) an Affiliate of any Party; and

(n)  “Voting Securities” shall mean the Common Stock and any other securities of AmeriServ entitled to vote in the election of directors.

18. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third calendar day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 18 (or to such other address that may be designated by a Party from time to time in accordance with this Section 18).

If to AmeriServ, to its address at:

AmeriServ Financial, Inc.

216 Franklin Street

Johnstown, PA 15901

Attention: Jeffrey A. Stopko

Email: jstopko@ameriserv.com

With copies (which shall not constitute notice) to:

Stevens & Lee, P.C.

111 North Sixth Street

Reading, PA 19601

Attention:	David W. Swartz
Stacey A. Scrivani

Email:	david.swartz@stevenslee.com
stacey.scrivani@stevenslee.com

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention:	Lawrence S. Elbaum
C. Patrick Gadson

Email:	lelbaum@velaw.com
pgadson@velaw.com

If to a Driver Party, to the address at:

J. Abbott R. Cooper

Driver Management Company LLC

1266 East Main Street, Suite 700R

Stamford, CT 06902

Attention: J. Abbott R. Cooper

Email: ac@drivermgmtco.com

With a copy (which shall not constitute notice) to:

Klehr Harrison Harvey Branzburg LLP

1835 Market Street, Suite 1400

Philadelphia, PA 19103

Attention: Thomas V. Ayala

Email: tayala@klehr.com

19. Entire Agreement. This Agreement shall constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party.

20. Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as each Party has had the opportunity to have this Agreement reviewed by counsel. As used in this Agreement, words importing the singular include the plural and vice versa and words importing gender include the masculine, feminine, and neuter genders.

21. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party must assign any of its rights and delegate any of its obligations hereunder to any Person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 23 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations under this Agreement. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns; and nothing in the Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24. Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Parties so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

AMERISERV:

AMERISERV FINANCIAL, INC.

By:	/s/ Jeffrey A. Stopko
Name:	Jeffrey A. Stopko
Title:	President and Chief Executive Officer

Signature Page to
Cooperation and Settlement Agreement

DRIVER PARTIES:

DRIVER OPPORTUNITY PARTNERS I LP

By:	/s/ J. Abbott R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

DRIVER MANAGEMENT COMPANY LLC

By:	/s/ J. Abbott R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

J. ABBOTT R. COOPER

By:	/s/ J. Abbott R. Cooper
J. Abbott R. Cooper

Signature Page to
Cooperation and Settlement Agreement